Exhibit 99.1

Enphase Energy Announces Resignation of CFO and Appointment of New CFO

Seasoned Financial Executive Bert Garcia Promoted to Succeed Kris Sennesael

PETALUMA, Calif., August 10, 2016—Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company, today announced that Kris Sennesael, vice president and chief financial officer, has resigned to pursue other career opportunities. Bert Garcia, currently Enphase’s vice president of finance, has been promoted to succeed Sennesael as Enphase’s vice president and chief financial officer, and he will also serve as the Company’s principal financial and accounting officer.

Garcia has more than 20 years of experience in finance and accounting management, including leadership roles in both development-stage start-ups and large public companies. He has held senior leadership positions at Enphase since joining the company in 2010, most recently as vice president of finance and accounting.

Prior to joining Enphase, Garcia held finance leadership positions of increasing responsibility in several technology companies, including RealNetworks, InfoSpace and Smart Modular Technologies. He began his career in the Silicon Valley with Grant Thornton LLP and is a Certified Public Accountant in California. Garcia earned a Bachelor of Science degree in business and accounting from California State University, Fresno.

“We are pleased to announce Bert’s promotion to chief financial officer,” said Paul Nahi, president and CEO of Enphase Energy. “His proven financial management leadership skills and experience guiding Enphase through our global expansion over the past six years will be instrumental as we continue to execute on our successful competitive growth strategy.”

Nahi continued, “We would like to thank Kris for his outstanding contributions to Enphase over the past four years. He helped build a solid foundation for the future, and we wish him well in his future endeavors.”

About Enphase Energy, Inc.

Enphase Energy, a global energy technology company, is leading the charge to bring smart, connected solar energy to every home, business and community. The company delivers simple, innovative and reliable energy management solutions that advance the worldwide potential of renewable energy. Enphase has shipped approximately 12 million microinverters, and over 500,000 Enphase residential and commercial systems have been deployed in more than 100 countries. For more information, visit www.enphase.com.

Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements related to Enphase Energy’s financial performance and advantages of its technology and market trends. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks detailed in the “Risk Factors” and elsewhere in Enphase Energy’s latest Securities and Exchange Commission filings and reports. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

###

Contact:

Christina Carrabino

Enphase Energy, Inc.

Investor Relations

ir@enphaseenergy.com

+1-707-763-4784 x7294

2